FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
jim.zeumer@pultegroup.com

PULTEGROUP ANNOUNCES PLANS TO SELL SELECT NON-CORE ASSETS
FOLLOWING A STRATEGIC REVIEW OF ITS LAND PORTFOLIO

ATLANTA - May 8, 2017 - PulteGroup, Inc. (NYSE: PHM) announced today that, following a recently completed thorough review of its land portfolio, the Company plans to dispose of select non-core and underutilized assets. Based on its review, the Company has determined it will sell certain currently inactive land parcels, representing approximately 4,600 lots, and work to monetize two small communities representing an additional 400 lots.
“Since being named CEO last September, I have talked about making adjustments to our land strategy that are consistent with our goal of delivering higher returns over the housing cycle,” said Ryan Marshall, President and CEO. “Based on an analysis of our entire land portfolio, Company management, with the support of our Board of Directors, determined that by taking action on these specific land positions we can accelerate the realization of these long-term assets and related tax benefits. We will then seek to redeploy the resulting capital into higher returning projects consistent with our investment and land holding goals.”

The Company's planned actions will add to the $425 million previously realized from its sale of certain non-core assets since 2011, as it seeks to drive greater asset efficiency and higher returns on invested capital. As a consequence of its change in strategy with respect to the future use of these land parcels, the Company expects to recognize a pre-tax impairment charge in the range of $95 million to $125 million in the second quarter ending June 30, 2017.

The land positions identified for sale include: land requiring significant additional development spend that would not yield suitable returns; land in excess of near-term need; and land entitled for certain product types that are inconsistent with the Company’s primary offerings.

"Selling these assets shortens the duration of our land pipeline and moves the Company toward its long-term goal of owning three years and optioning three years of lots," added Marshall.    "Having a shorter and more efficient land pipeline supports our efforts to generate better returns on invested capital over the housing cycle.”

Forward-Looking Statements
This press release includes "forward-looking statements." These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” "should", “will” and similar expressions identify forward-looking statements, including statements related to the impairment charge with respect to certain land parcels and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations.

About PulteGroup
PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes and John Wieland Homes and Neighborhoods, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com;
www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com and www.jwhomes.com.

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